FOR IMMEDIATE RELEASE

EGAN-JONES RECOMMENDS FOREST LABS STOCKHOLDERS VOTE THE GOLD PROXY CARD FOR ALL FOUR ICAHN NOMINEES

Recommends that stockholders do not vote management’s white proxy card

New York, New York – July 30, 2012 – Carl Icahn today announced that Egan-Jones Proxy Services (“Egan-Jones”), one of the leading independent proxy voting advisory firms, recommends Forest Labs shareholders use the GOLD proxy card to VOTE FOR ALL FOUR ICAHN NOMINEES.

Egan-Jones recommends a vote FOR Dr. Eric Ende, Daniel Ninivaggi, Pierre Legault and Andrew Fromkin.

In making their recommendation, Egan-Jones notes the following:

“We believe that support for voting the [Icahn] ballot is merited and that voting the [Icahn] ballot (GOLD PROXY CARD) is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:

1.	Our belief that that Icahn Parties and Participants' plans should work to improve the Company’s shareholder value.

2.	Our belief that [Icahn’s] slate of Nominees have impressive qualifications and that their experience would be extremely beneficial to Forest Laboratories and, therefore, its stockholders.”

Carl Icahn stated: “The Egan-Jones recommendation should send a strong signal to stockholders that change is warranted on the Forest Labs board and that my nominees have impressive qualifications and a viable plan to enhance shareholder value at Forest Labs.  I strongly encourage all stockholders to vote for my nominees on the GOLD proxy card.”

We urge you to VOTE THE GOLD CARD for Ende, Ninivaggi, Fromkin and Legault.  If you have already voted the white card, you can still change your vote by NOW voting the GOLD card.  Stockholders should be advised that they CANNOT use the WHITE proxy card to vote for any of Dr. Ende, Mr. Ninivaggi, Mr. Fromkin or Mr. Legault.  Please use the GOLD proxy card to support our nominees.

If any stockholder has any questions about voting its shares, please call Edward McCarthy of D.F. King & Co., Inc., at (212) 493-6952.

ON JULY 23, 2012, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ERIC J. ENDE, PIERRE LEGAULT, ANDREW J. FROMKIN, DANIEL A. NINIVAGGI, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS.  CONSENT OF THE AUTHOR AND PUBLICATION NEITHER SOUGHT NOR OBTAINED TO USE THE MATERIAL REFERRED TO HEREIN AS PROXY SOLICITING MATERIAL.  THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550.

Contact:  Susan Gordon (212) 702-4309